                                                                      EXHIBIT 11

                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS

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

                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                           ---------------------------   ---------------------------
                                               1999           1998           1999          1998
                                           ------------   ------------   ------------   ------------
Numerator:
   Net income for basic and
     diluted earnings per share            $  1,113,000   $    776,000   $  2,015,000   $  2,142,000
                                           ------------   ------------   ------------   ------------

Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares                  3,981,664      3,971,165      3,979,423      3,965,220

   Effect of dilutive securities:
     Employee stock options                        --            9,832          7,973          9,606
                                           ------------   ------------   ------------   ------------

   Denominator for diluted earnings
     per common share -
     weighted-average shares                  3,981,664      3,980,997      3,987,396      3,974,826
                                           ============   ============   ============   ============


Basic earnings per common share            $       0.28   $       0.20   $       0.51   $       0.54
                                           ============   ============   ============   ============

Diluted earnings per common share          $       0.28   $       0.20   $       0.51   $       0.54
                                           ============   ============   ============   ============
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